Filed pursuant to Rule 433
Registration Statement Nos. 333-162193 and 333-162193-01

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Exchange Traded Notes        Frequently Asked Questions
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What are some of the market measures to which an RBS ETN can be linked?

How do I buy or sell an RBS ETN?

What happens if I buy and hold an RBS ETN to its maturity?

Can I offer my RBS ETNs for repurchase by RBS N.V. before their maturity date?

What is the redemption value of an RBS ETN?

What is the difference between the market price of an RBS ETN and its redemption value?

The market price of an RBS ETN is the bid or ask price for that ETN as quoted on the relevant U.S. securities exchange on which the ETN is listed. As with stocks, the market price of an ETN will depend on the supply and demand for that
ETN, as well various other factors, including market conditions and the issuer's actual or perceived creditworthiness. The redemption value of an RBS ETN, however, is calculated by RBS Securities Inc., as calculation agent, based on the performance of the underlying market measure(s), reduced by the applicable investor fee, in accordance with a pre-determined formula. The redemption value will not fluctuate based on the supply or demand for the RBS ETNs as traded on the U.S. securities exchange, nor will it fluctuate in response to any changes in the issuer's credit ratings. However, market conditions may have an impact on the performance of the underlying market measure(s) to which the RBS ETN is linked, and therefore may have an impact on the redemption value of the ETN.
There may be significant differences between the intraday market prices of an
RBS ETN and the daily redemption value of that ETN as a result of market movements and other factors.

Can an RBS ETN trade at a premium or discount to its redemption value?

What is the tax treatment of an investment in an RBS ETN?

What are some of the key risks to investing in RBS ETNs?

What else should I consider?

The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. have filed a registration statement (including a prospectus) with the U.S. Securities and
Exchange Commission (SEC) for the offerings of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS N.V. and RBS Holdings
N.V., and the relevant offerings. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS N.V.,
RBS Holdings N.V., RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus, prospectus supplement and the relevant pricing supplement at no charge if you request it by calling
1-866-747-4332.

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